Exhibit 99.1

Antero Midstream Announces Fourth Quarter 2025 Results and 2026 Guidance

Denver, Colorado, February 11, 2026—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its fourth quarter 2025 financial and operating results and 2026 guidance. The relevant consolidated financial statements are included in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2025.

Fourth Quarter 2025 Highlights:

•	Low pressure gathering and compression volumes increased by 5% compared to the prior year quarter
•	Net Income was $52 million, or $0.11 per diluted share, a 52% per share decrease compared to the prior year quarter
•	Adjusted Net Income was $133 million, or $0.28 per diluted share, an 8% per share increase compared to the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $285 million, a 4% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $45 million and Adjusted Free Cash Flow after dividends was $86 million (non-GAAP measure)
•	Leverage was 2.7x as of December 31, 2025 (non-GAAP measure)
•	Repurchased 2.7 million shares for $48 million

2026 Guidance Highlights:

•	Closed acquisition of HG Midstream in early February
•	Net Income of $485 to $535 million, a 23% increase compared to 2025 at the midpoint of guidance
•	Adjusted EBITDA of $1.19 to $1.24 billion, an 8% increase compared to 2025 at the midpoint (non-GAAP measure)
•	Capital expenditures of $190 to $220 million
•	Adjusted Free Cash Flow after dividends of $330 to $390 million assuming an annualized dividend of $0.90 per share, an 11% increase compared to 2025 at the midpoint (non-GAAP measure)

Michael Kennedy, CEO said, “Antero Midstream reported another year of gathering and compression, Adjusted EBITDA, and Adjusted Free Cash Flow growth in 2025. This consistent strategy of organic growth, supplemented by attractive bolt-on acquisitions, positions us well for continued capital efficient growth in 2026 and beyond.”

Mr. Kennedy continued, “The capital budget in 2026 is focused on high rate of return infrastructure projects in the core of the Marcellus Shale. These include the buildout of our rich gas gathering system, integration of recently acquired assets, and new expansion projects to support additional dry gas growth on Antero Midstream dedicated acreage. These projects will provide incremental outlet market opportunities and further unlock development optionality across Antero Midstream’s diverse portfolio of rich and dry gas assets.”

Justin Agnew, CFO of Antero Midstream, said “Antero Midstream’s cash flow growth, driven by operational and capital efficiencies, allowed us to reduce net debt and leverage to 2.7x at year-end 2025. Looking ahead to 2026, we expect to maintain a strong balance sheet with leverage near 3-times and a balanced approach of debt reduction and opportunistic share repurchases. This return of capital approach, enhanced by the recently announced transactions, positions us well to deliver additional shareholder value.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage, and Adjusted Free Cash Flow after dividends please see “Non-GAAP Financial Measures.”

Share Repurchases

During the fourth quarter of 2025, Antero Midstream repurchased 2.7 million shares for $48 million. Antero Midstream had approximately $336 million of remaining capacity under its share repurchase program as of December 31, 2025. Total shares purchased under the share repurchase program and for tax withholding obligations in 2025 were 9.4 million shares at a weighted average price of $17.28 per share.

Fourth Quarter 2025 Operating and Strategic Updates

During the fourth quarter of 2025, Antero Midstream connected 18 wells to its gathering system and serviced 19 wells with its fresh water delivery system. Capital expenditures were $45 million during the fourth quarter of 2025. The Company invested $21 million in gathering and compression and $24 million in water infrastructure. Capital during the fourth quarter included well connect capital, capital to relocate and expand compression in the dry gas area, and the completion of the Patriot Water Blending Facility. This facility expands the water blending capabilities on the southern portion of the liquids-rich midstream corridor, allowing nearly the entire field to be connected via water pipelines.

2026 Guidance

Antero Midstream’s 2026 guidance includes the impact of the previously announced HG Midstream acquisition and Ohio Utica Shale divestiture based on closing dates in early and late February of 2026, respectively, and contributions to guidance after closing.

For full year 2026, Antero Midstream is forecasting Net Income of $485 to $535 million. The Company is forecasting Adjusted EBITDA of $1.19 to $1.24 billion, which represents an 8% increase compared to 2025 at the midpoint. Antero Midstream expects to service 65 to 75 wells with its fresh water delivery system, with the wells having an average lateral length of approximately 13,700 feet. Antero Midstream’s water system will service Antero Resources legacy acreage completions in 2026 before integrating the water systems and providing incremental water services in 2027 and beyond on the acreage acquired in Antero Resources’ acquisition of HG Energy II.

Antero Midstream is forecasting a capital budget of $190 to $220 million. The midpoint of the 2026 capital budget includes approximately $145 million of investment in gathering and compression infrastructure for both the legacy Antero Midstream and acquired HG Midstream assets. The 2026 capital budget also includes expansion capital on the dry gas portion of Antero Midstream’s assets to enhance the downstream deliverability to various dry gas outlets. The Company has budgeted an investment of $60 million for water infrastructure in 2026.

Antero Midstream is forecasting Adjusted Free Cash Flow before dividends of $755 to $815 million and Adjusted Free Cash Flow after dividends of $330 to $390 million for 2026, assuming an annualized dividend of $0.90 per share. This represents an 11% increase in Adjusted Free Cash Flow after dividends at the midpoint of guidance compared to 2025.

The following is a summary of Antero Midstream’s 2026 guidance ($ in millions, except per share amounts):

	Year Ended December 31, 2026
	Low	High
Net Income	$485	535
Adjusted Net Income	540	590
Adjusted EBITDA	1,185	1,235
Capital Expenditures	190	220
Interest Expense	210	230
Current Income Tax Expense	—	—
Adjusted Free Cash Flow Before Dividends	755	815
Dividend Per Share	$0.90 Per Share
Adjusted Free Cash Flow After Dividends	330	390

Fourth Quarter 2025 Financial Results

Low pressure gathering, compression, and high pressure gathering volumes increased by 5% compared to the prior year quarter. Fresh water delivery volumes averaged 93 MBbl/d during the quarter, an 18% decrease compared to the fourth quarter of 2024. Gross processing volumes from the processing and fractionation joint venture (the “Joint Venture”) also increased by 5% compared to the prior year quarter. Gross Joint Venture fractionation volumes averaged 40 MBbl/d, in line with the prior year quarter.

	Three Months Ended December 31,
	2024	2025	% Change
Average Daily Volumes:
Low Pressure Gathering (MMcf/d)	3,276	3,435	5%
Compression (MMcf/d)	3,266	3,424	5%
High Pressure Gathering (MMcf/d)	3,045	3,193	5%
Fresh Water Delivery (MBbl/d)	114	93	(18)%
Gross Joint Venture Processing (MMcf/d)	1,622	1,695	5%
Gross Joint Venture Fractionation (MBbl/d)	40	40	-

For the three months ended December 31, 2025, revenues were $297 million, comprised of $241 million from the Gathering and Processing segment and $56 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $27 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were both $27 million for a total of $54 million. Water Handling operating expenses include $22 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $10 million during the fourth quarter of 2025. Total operating expenses during the fourth quarter of 2025 included $11 million of equity-based compensation expense and $34 million of depreciation expense. Transaction expense was $5 million related to the HG Midstream acquisition.

Net Income was $52 million, or $0.11 per diluted share, a 52% per share decrease compared to the prior year quarter. Net Income adjusted for amortization of customer relationships, loss on long-lived assets, transaction expense and other, net of tax effects of reconciling items, or Adjusted Net Income, was $133 million. Adjusted Net Income was $0.28 per diluted share, an 8% per share increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended December 31,
	2024	2025
Net Income	$111,189	51,929
Amortization of customer relationships	17,668	17,668
Loss on long-lived assets(1)	—	86,626
Transaction expense	—	5,195
Other	(183)	—
Tax effect of reconciling items(2)	(4,574)	(28,363)
Adjusted Net Income	$124,100	133,055

(1)	Related to non-cash write-down of Utica Shale net assets held for sale relative to cash consideration expected to be received.
(2)	The statutory tax rate for each of the three months ended December 31, 2024 and 2025 was approximately 26%.

Adjusted EBITDA was $285 million, a 4% increase compared to the prior year quarter. Interest expense was $47 million, a 6% decrease compared to the prior year quarter. Capital expenditures were $45 million during the fourth quarter of 2025. Adjusted Free Cash Flow before dividends was $192 million and Adjusted Free Cash Flow after dividends was $86 million.

The following table reconciles Net Income to Adjusted EBITDA and Adjusted Free Cash Flow before and after dividends (in thousands):

	Three Months Ended December 31,
	2024	2025
Net Income	$111,189	51,929
Interest expense, net	49,721	46,836
Income tax expense	44,603	25,264
Depreciation expense	32,795	33,733
Amortization of customer relationships	17,668	17,668
Equity-based compensation	11,461	11,123
Equity in earnings of unconsolidated affiliates	(27,778)	(28,715)
Distributions from unconsolidated affiliates	34,749	35,175
Loss on long-lived assets(1)	—	86,626
Transaction expense	—	5,195
Other operating expense (income), net(2)	(134)	49
Adjusted EBITDA	$274,274	284,883
Interest expense, net	(49,721)	(46,836)
Capital expenditures (accrual-based)	(24,011)	(45,234)
Current income tax expense	—	(348)
Adjusted Free Cash Flow before dividends	$200,542	192,465
Dividends declared (accrual-based)	(107,735)	(106,485)
Adjusted Free Cash Flow after dividends	$92,807	85,980

(1)	Related to non-cash write-down of Utica Shale net assets held for sale relative to cash consideration expected to be received.
(2)	Other operating expense represents accretion of asset retirement obligations and loss on asset sale.

The following table reconciles net cash provided by operating activities to Adjusted Free Cash Flow before and after dividends (in thousands):

	Three Months Ended December 31,
	2024	2025
Net cash provided by operating activities	$232,691	255,503
Amortization of deferred financing costs	(1,283)	(1,317)
Settlement of asset retirement obligations	282	150
Transaction expense	—	5,195
Changes in working capital	(7,137)	(21,832)
Capital expenditures (accrual-based)	(24,011)	(45,234)
Adjusted Free Cash Flow before dividends	$200,542	192,465
Dividends declared (accrual-based)	(107,735)	(106,485)
Adjusted Free Cash Flow after dividends	$92,807	85,980

Conference Call

A conference call is scheduled on Thursday, February 12, 2026 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, February 19, 2026 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13758129. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, February 19, 2026 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into, this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income adjusted for certain items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income adjusted for certain items.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Adjusted Free Cash Flow before dividends as Adjusted EBITDA less net interest expense, accrual-based capital expenditures, and current income tax expense. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions and Adjusted Free Cash Flow excludes transaction expense related to acquisitions. Adjusted Free Cash Flow after dividends is defined as Adjusted Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Adjusted Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Adjusted Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream has not included a reconciliation of Adjusted Net Income, Adjusted EBITDA and Adjusted Free Cash Flow before and after dividends to the nearest GAAP financial measures for 2026 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in millions):

	Twelve Months Ended December 31, 2026
	Low	High
Equity based compensation expense	45	55
Amortization of customer relationships	70	75
Distributions from unconsolidated affiliates	140	155

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended December 31,
	2024	2025
Capital expenditures (as reported on a cash basis)	$39,840	48,818
Change in accrued capital costs	(15,829)	(3,584)
Capital expenditures (accrual basis)	$24,011	45,234

Antero Midstream defines Net Debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash, cash equivalents and restricted cash. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines Leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31,
	2024	2025
Bank credit facility	$484,300	—
5.75% senior notes due 2027	650,000	—
5.75% senior notes due 2028	650,000	650,000
5.375% senior notes due 2029	750,000	750,000
6.625% senior notes due 2032	600,000	600,000
5.75% senior notes due 2033	—	650,000
5.75% senior notes due 2034	—	600,000
Consolidated total debt	3,134,300	3,250,000
Less: Cash, cash equivalents and restricted cash	—	(262,935)
Consolidated net debt	$3,134,300	2,987,065

The following table reconciles Net Income to Adjusted EBITDA and Adjusted Free Cash Flow for the years ended December 31, 2024 and 2025 as used in this release (in thousands):

	Twelve Months Ended December 31,
	2024	2025
Net Income	$400,892	413,163
Interest expense, net	207,027	190,404
Income tax expense	147,729	151,033
Depreciation expense	140,000	134,310
Amortization of customer relationships	70,672	70,672
Impairment of property and equipment	332	984
Loss on long-lived assets(1)	—	86,626
Loss on early extinguishment of debt	14,091	1,313
Equity-based compensation	44,332	45,958
Equity in earnings of unconsolidated affiliates	(110,573)	(116,439)
Distributions from unconsolidated affiliates	135,660	141,270
Transaction expense	—	5,195
Other operating expense, net(2)	912	192
Adjusted EBITDA	$1,051,074	1,124,681
Interest expense, net	(207,027)	(190,404)
Capital expenditures (accrual-based)	(161,324)	(178,705)
Current income tax expense	—	(1,646)
Adjusted Free Cash Flow before dividends	$682,723	753,926
Dividends declared (accrual-based)	(432,596)	(429,186)
Adjusted Free Cash Flow after dividends	$250,127	324,740

(1)	Related to non-cash write-down of Utica Shale net assets held for sale relative to cash consideration expected to be received.
(2)	Other operating expense represents accretion of asset retirement obligations and loss on asset sale.

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) properties.

This release includes "forward-looking statements.” Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, potential acquisitions, dispositions or other strategic transactions of Antero Midstream and Antero Resources, including the pending Ohio Utica Shale divestitures, the timing thereof, and Antero Resources’ and Antero Midstream’s respective ability to integrate acquired assets and achieve the intended operational, financial and strategic benefits from any such transactions, projected costs, prospects, plans and objectives of management, Antero Resources’ expected production and development plan, natural gas, NGLs and oil prices, Antero Midstream’s ability to realize the anticipated benefits of its investments in unconsolidated affiliates, Antero Midstream’s ability to execute its share repurchase and dividend program, Antero Midstream’s ability to execute its business strategy, impacts of geopolitical events, including the conflicts in Ukraine and in the Middle East, and world health events, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, the impact of recently enacted legislation, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incidental to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, risks associated with the HG Midstream acquisition and Utica Shale divestiture, including the risk that the disposition is not consummated on the terms expected or on the anticipated schedule, or at all, and risks associated with the successful integration and future performance of the acquired assets and operations, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2025.

For more information, contact Justin Agnew, CFO of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,
	2024	2025
Assets
Current assets:
Cash and cash equivalents	$—	180,435
Restricted cash	—	82,500
Accounts receivable–Antero Resources	115,180	106,771
Accounts receivable–third party	832	993
Income tax receivable	—	1,896
Current assets held for sale	—	4,600
Other current assets	2,052	2,669
Total current assets	118,064	379,864
Long-term assets:
Property and equipment, net	3,881,621	3,454,572
Investments in unconsolidated affiliates	603,956	585,778
Customer relationships	1,144,759	1,074,087
Assets held for sale	—	379,036
Other assets, net	13,348	10,779
Total assets	$5,761,748	5,884,116

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$4,114	5,366
Accounts payable–third party	12,308	10,368
Accrued liabilities	83,555	91,527
Current liabilities held for sale	—	2,297
Other current liabilities	635	1,924
Total current liabilities	100,612	111,482
Long-term liabilities:
Long-term debt	3,116,958	3,222,530
Deferred income tax liability, net	413,608	562,996
Liabilities held for sale	—	3,021
Other	15,399	12,046
Total liabilities	3,646,577	3,912,075
Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2024 and December 31, 2025
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2024 and December 31, 2025	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 479,422 and 474,060 issued and outstanding as of December 31, 2024 and December 31, 2025, respectively	4,794	4,741
Additional paid-in capital	2,019,830	1,952,524
Retained earnings	90,547	14,776
Total stockholders' equity	2,115,171	1,972,041
Total liabilities and stockholders' equity	$5,761,748	5,884,116

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,
	2024	2025
Revenue:
Gathering and compression–Antero Resources	$234,630	250,539
Water handling–Antero Resources	70,053	63,222
Water handling–third party	462	911
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	287,477	297,004
Operating expenses:
Direct operating	55,925	54,080
General and administrative (including $11,461 and $11,123 of equity-based compensation in 2024 and 2025, respectively)	20,774	21,469
Facility idling	382	538
Depreciation	32,795	33,733
Loss on long-lived assets	—	86,626
Other operating (income) expense, net	(134)	49
Total operating expenses	109,742	196,495
Operating income	177,735	100,509
Other income (expense):
Interest expense, net	(49,721)	(46,836)
Equity in earnings of unconsolidated affiliates	27,778	28,715
Transaction expense	—	(5,195)
Total other expense	(21,943)	(23,316)
Income before income taxes	155,792	77,193
Income tax expense	(44,603)	(25,264)
Net income and comprehensive income	$111,189	51,929

Net income per common share–basic	$0.23	0.11
Net income per common share–diluted	$0.23	0.11

Weighted average common shares outstanding:
Basic	480,991	475,496
Diluted	486,133	479,887

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

			Amount of
	Three Months Ended December 31,		Increase	Percentage
	2024	2025	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	301,418	316,046	14,628	5%
Compression (MMcf)	300,453	315,052	14,599	5%
Gathering—high pressure (MMcf)	280,115	293,776	13,661	5%
Fresh water delivery (MBbl)	10,476	8,514	(1,962)	(19)%
Other fluid handling (MBbl)	4,659	5,362	703	15%
Wells serviced by fresh water delivery	16	19	3	19%
Gathering—low pressure (MMcf/d)	3,276	3,435	159	5%
Compression (MMcf/d)	3,266	3,424	158	5%
Gathering—high pressure (MMcf/d)	3,045	3,193	148	5%
Fresh water delivery (MBbl/d)	114	93	(21)	(18)%
Other fluid handling (MBbl/d)	51	58	7	14%
Average Realized Fees(1):
Average gathering—low pressure fee ($/Mcf)	$0.36	0.36	—	*
Average compression fee ($/Mcf)	$0.21	0.22	0.01	5%
Average gathering—high pressure fee ($/Mcf)	$0.23	0.23	—	*
Average fresh water delivery fee ($/Bbl)	$4.31	4.37	0.06	1%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	149,266	155,909	6,643	4%
Fractionation—Joint Venture (MBbl)	3,680	3,680	—	*
Processing—Joint Venture (MMcf/d)	1,622	1,695	73	5%
Fractionation—Joint Venture (MBbl/d)	40	40	—	*

*	Not meaningful or applicable.
(1)	The average realized fees for the three months ended December 31, 2025 include annual CPI-based adjustments of approximately 1.6%.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended December 31, 2025
	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated (1)	Total
Revenues:
Revenue–Antero Resources	$250,539	63,222	—	313,761
Revenue–third-party	—	911	—	911
Amortization of customer relationships	(9,272)	(8,396)	—	(17,668)
Total revenues	241,267	55,737	—	297,004
Operating expenses:
Direct operating	26,914	27,166	—	54,080
General and administrative (excluding equity-based compensation)	5,354	3,783	1,209	10,346
Equity-based compensation	7,251	3,572	300	11,123
Facility idling	—	538	—	538
Depreciation	18,773	14,960	—	33,733
Loss on long-lived assets	82,960	3,666	—	86,626
Other operating expense, net	—	49	—	49
Total operating expenses	141,252	53,734	1,509	196,495
Operating income	100,015	2,003	(1,509)	100,509
Other income (expense):
Interest expense, net	—	—	(46,836)	(46,836)
Equity in earnings of unconsolidated affiliates	28,715	—	—	28,715
Transaction expense	—	—	(5,195)	(5,195)
Total other income (expense)	28,715	—	(52,031)	(23,316)
Income before income taxes	128,730	2,003	(53,540)	77,193
Income tax expense	—	—	(25,264)	(25,264)
Net income and comprehensive income	$128,730	2,003	(78,804)	51,929

(1)    Corporate expenses that are not directly attributable to either the gathering and processing or water handling segments.

ANTERO MIDSTREAM CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2023	2024	2025
Cash flows provided by (used in) operating activities:
Net income	$371,786	400,892	413,163
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	136,059	140,000	134,310
Impairment of property and equipment	146	332	984
Deferred income tax expense	134,664	147,729	149,387
Equity-based compensation	31,606	44,332	45,958
Equity in earnings of unconsolidated affiliates	(105,456)	(110,573)	(116,439)
Distributions from unconsolidated affiliates	131,835	135,660	141,270
Amortization of customer relationships	70,672	70,672	70,672
Amortization of deferred financing costs	5,979	6,004	5,255
Settlement of asset retirement obligations	(1,258)	(795)	(467)
Loss on early extinguishment of debt	—	14,091	1,313
Loss on long-lived assets	—	—	86,626
Other operating activities	7,012	912	192
Changes in assets and liabilities:
Accounts receivable–Antero Resources	(2,458)	(26,571)	3,809
Accounts receivable–third party	359	748	325
Income tax receivable	940	—	(1,896)
Other current assets	(2,041)	(781)	(737)
Accounts payable–Antero Resources	(1,267)	(54)	1,141
Accounts payable–third party	(7,766)	3,722	(2,077)
Income taxes payable	—	—	942
Accrued liabilities	8,251	17,674	(1,267)
Net cash provided by operating activities	779,063	843,994	932,464
Cash flows provided by (used in) investing activities:
Additions to gathering systems, facilities and other	(130,305)	(141,832)	(91,533)
Additions to water handling systems	(53,428)	(30,515)	(70,722)
Additional investments in unconsolidated affiliate	(262)	(2,393)	(6,653)
Acquisitions of gathering systems and facilities	(266)	(69,992)	—
Other investing activities	1,055	1,999	(304)
Net cash used in investing activities	(183,206)	(242,733)	(169,212)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(434,846)	(437,634)	(439,007)
Dividends to preferred stockholders	(550)	(550)	(550)
Repurchases of common stock	—	(28,690)	(134,981)
Issuance of Senior Notes	—	600,000	1,250,000
Redemption of Senior Notes	—	(560,862)	(650,000)
Payments of deferred financing costs	—	(12,793)	(13,877)
Borrowings on Credit Facility	1,037,700	1,565,000	1,768,700
Repayments on Credit Facility	(1,189,600)	(1,710,800)	(2,253,000)
Employee tax withholding for settlement of equity-based compensation awards	(8,495)	(14,998)	(27,602)
Net cash used in financing activities	(595,791)	(601,327)	(500,317)
Net increase (decrease) in cash, cash equivalents and restricted cash	66	(66)	262,935
Cash and cash equivalents, beginning of period	—	66	—
Cash, cash equivalents and restricted cash, end of period	$66	—	262,935

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$213,955	189,908	187,656
Income taxes refunded (paid) during the period	$9,626	104	(2,600)
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$1,288	(13,416)	9,797